Michael T. Williams, Esq.
                     2503 W. Gardner Ct.
                       Tampa FL 33611
                     Phone: 813.831.9348
                      Fax: 813.832.5284
               e-mail: wmslaw@tampabay.rr.com


January 13, 2004

Winfield Financial Group, Inc.

Re:  Engagement Agreement

Dear Sirs:

This   letter  sets  forth the terms by  which  I  shall  be
engaged  in connection with  matters  described   below.   I
agree   that  the  terms and conditions  of  the  engagement
shall  be  as  set  forth  in  this  letter.

     1. Engagement. I have been engaged as special counsel for Winfield Financial Group, Inc ("Company") for a period commencing January 13, 2004 and ending December 31,
2004.

     The engagement shall be limited to assistance in the following matters:

    * The preparation of a Forms 10K-SB, 10Q-SB, and 8-K for transactions not involving mergers or change in control
    *    The preparation of Forms 3, 4, 5, and 13D/G
    *    The preparation of 144 opinions
    * Availability to respond to general securities law questions

      2.      Fees,   Costs and Expenses.  My fee  shall  be
325,000  shares  of Common Stock  of  the   Company,   which
you  agree  to  register on Form S-8 as soon as possible.

                               Sincerely,

                              /s/ Michael T. Williams, Esq.
                                 --------------------------
                              Michael T. Williams, Esq.

The above is understood and agreed to:

Winfield Financial Group, Inc.


By:/s/ Robert Burley
   ---------------------
   Robert Burley, President